Exhibit 99.1

Contacts:
Investors:	Susan Cramer	Media:	Jeffrey Simek
	(201) 269-6187		(201) 269-6400
	susan_cramer@medco.com		jeffrey_simek@medco.com

Medco Delivers Continued Earnings Growth; First Quarter GAAP Earnings Per

Share Increases 24 percent to $0.47

First Quarter Highlights:

•	Net income increases 27 percent to $131.2 million from first quarter 2004

•	$0.47 GAAP diluted earnings per share, up 24% from $0.38

•	$0.57 diluted earnings per share up 19%, excluding $0.10 amortization of intangible assets

•	Generic dispensing rate reaches 50.7%; Gross margin of 5.1% up from 4.7%

•	172.7 million total prescriptions on an adjusted basis, in line with prior year

FRANKLIN LAKES, N.J., April 26, 2005 – Medco Health Solutions, Inc. (NYSE: MHS) today announced net revenues for the first quarter of 2005 of $8.7 billion and net income of $131.2 million. This compares with net revenues of $8.9 billion and net income of $103.6 million in the first quarter of last year. Diluted earnings per share, on a GAAP basis, for the first quarter were $0.47, an increase of 23.7 percent from diluted earnings per share of $0.38 in the first quarter of 2004. Diluted earnings per share, excluding $0.10 per share in amortization of intangible assets, reached $0.57 in the first quarter, up 18.8 percent from $0.48, excluding $0.10 in amortization of intangibles, in the first quarter of 2004. First quarter earnings reflect gross margins of 5.1 percent, an increase from 4.7 percent in the first quarter of 2004. Margin increases were driven primarily by the increase in generic utilization of 5.6 points to 50.7 percent and by improvements in service margin. Medco’s results in the first quarter of 2004 included $21.1 million of expenses associated with the state attorneys general settlement.

“We continue to build upon our track record of solid financial performance, entering 2005 with forward momentum. Recent client wins place us firmly in a position of positive net new sales, our proposed acquisition of Accredo will create a strong platform for future growth in specialty pharmacy, and we are moving ahead on the completion of our Medicare offering in preparation for the launch of Medicare Part D on Jan.1, 2006,” said David B. Snow Jr., Medco chairman, president and CEO.

“Step by step, we are creating a company committed to the highest levels of quality and world-class service, and leading the way in clinical expertise, integrity and transparency,” added Snow.

Medco has recently announced a number of new client wins, including the Pennsylvania Employees Benefit Trust Fund, the State of Ohio, the State of Illinois and the State of North Carolina. To date, Medco has won $2.5 billion in new business for 2005.

In February, Medco announced a definitive agreement to acquire Accredo Health, Incorporated. The acquisition will create the nation’s largest specialty pharmacy business, complementing Medco’s industry leading pharmacy practice. Medco announced on April 8, 2005 that the waiting period relating to the proposed acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was not extended by a second request for information by the government and had expired on April 7, 2005. The transaction is expected to close in mid-2005.

Medco, in support of its health plan and employer clients, intends to take a leadership position in the Medicare Part D prescription drug benefit program to begin on Jan.1, 2006. To date, Medco has received commitments from most major manufacturers and numerous smaller niche manufacturers to participate in Part D programs sponsored by Medco and our clients.

Medco has already demonstrated success in development of the Medicare prescription drug benefit by administering a number of Medicare discount card programs, including Medco’s Preferred Prescription Card and programs administered on behalf of clients. There were more than 1 million members enrolled in these card programs in the first quarter of 2005.

“Our strategy for Medicare is measured and thoughtful, and is centered on providing a meaningful benefit, while also contributing to our continued growth. Given the tight timetable, we have already begun to design and build our Medicare offering in close collaboration with our clients,” added Snow.

First Quarter Financial and Operational Results

First quarter 2005 net revenues were $8.7 billion, compared to $8.9 billion in the first quarter of 2004, reflecting increased generic dispensing rates partially offset by higher prices charged by pharmaceutical manufacturers. Higher generic dispensing rates, which contribute to lower costs for clients and their members, resulted in a reduction of approximately $0.5 billion in net revenues in the first quarter of 2005 from the prior year. The higher generic use, along with higher service margin, contributed to improvements in gross margin. Service margin improvements were driven by higher service revenues from clients and lower program costs.

Total prescription volume, adjusted for the difference in days supply between mail and retail, remained in line with 2004 at 172.7 million, despite the inclusion in the first quarter of 2004 of approximately 7.5 million adjusted prescriptions associated with a mail-only client that was no longer a Medco client as of Dec. 31, 2004. This client transition also affected adjusted mail prescriptions as a percentage of total prescriptions, which declined slightly to 36.3 percent from 37.0 percent in the same period in 2004. (Please see Table 5 for a calculation of adjusted prescription volume.)

Medco dispensed 20.9 million prescriptions through its mail order pharmacies in the first quarter, down slightly from 21.3 million prescriptions in the first quarter of 2004. Medco continues to anticipate total mail order volumes of approximately 86 million prescriptions for the full year 2005.

Prescriptions administered through retail pharmacy networks increased slightly to 110.0 million in the quarter as a result of increased utilization of antibiotics, and cough and cold medications.

Selling, general and administrative expenses declined 2.2 percent in the first quarter to $174.9 million. Results for the first quarter of 2004 included expenses of $21.1 million to provide for costs associated with the settlement agreement with the multistate taskforce of attorneys general.

Interest and other expense declined 54.1 percent to $10.1 million in the first quarter. Interest expense reflects reduced total debt, which amounted to approximately $986 million at the end of the first quarter of 2005 compared to $1.3 billion at the end of the first quarter 2004. First quarter 2004 interest expense also included $5.5 million related to the write-off of deferred debt issuance costs associated with the debt refinancing in that quarter.

Net income in the first quarter increased 26.6 percent to $131.2 million and GAAP diluted earnings per share increased 23.7 percent to $0.47 from the first quarter of 2004. During the same period the weighted average diluted share count increased to 280.1 million shares from 273.7 million.

EBITDA (earnings before interest income/expense, taxes, depreciation and amortization) increased 3.3 percent to $314.0 million in the first quarter of 2005, when compared to the same period last year. EBITDA per adjusted prescription increased to $1.82 in the first quarter from $1.76 in the first quarter of 2004. (Please refer to Table 5 for a reconciliation of EBITDA to reported net income and the calculation of EBITDA per adjusted prescription.)

“We further strengthened our balance sheet in 2005, closing the quarter with $1.5 billion in cash and generating cash flows from operations of $517 million, compared to $121 million in the same period last year,” Snow concluded.

2005 Guidance

Medco continues to expect 2005 diluted earnings per share on a GAAP basis to be in the range of $1.94 to $2.03, representing an 11 percent to 16 percent increase over 2004. Excluding approximately $0.39 per share in amortization of intangible assets, the company expects earnings per share to be in the range of $2.33 to $2.42. (Please see Table 6 for a reconciliation of GAAP earnings per share to earnings per share excluding amortization of intangible assets.)

Medco’s reported actual results and current earnings estimates for 2005 exclude any one-time costs associated with the acquisition of Accredo Health, Incorporated.

Use of Non-GAAP Measures

The Company calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from reported operating results. These measurements are used in concert with net income, and cash flows from operations, which measure actual cash generated in the period. In addition, the Company believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for the Company’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. generally accepted accounting principles. The items excluded from EBITDA but included in the calculation of the Company’s reported net income are significant components of the consolidated statements of income, and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.

EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of Medco’s EBITDA performance on a per-unit basis, providing insight into the cash-generating potential of each prescription. EBITDA per adjusted prescription reflects the level of efficiency in the business model and is affected by changes in prescription volume between retail and mail, as well as the relative representation of brand-name and generic drugs.

Medco uses earnings per share excluding amortization expense as a supplemental measure of operating performance. The excluded amortization is associated with intangible assets that substantially arose in connection with the acquisition of Medco by Merck & Co., Inc. in 1993 that were pushed down to Medco’s balance sheet. The Company believes that earnings per share excluding the amortization of these intangibles is a useful measure because of the significance of this non-cash item and to enhance comparability with its peers.

Conference Call

Management will hold a conference call to review the financial results, outlook and related matters on Tuesday, April 26, 2005 at 8:30 a.m. (EDT).

To access the live conference call via telephone:

Dial in: (800) 949-5383 from inside the U.S. or (706) 679-3440 from outside the U.S.

To access the live web cast:

Visit the Investor Relations section at www.medco.com.

A replay of the call will be available after the event on April 26, 2005 through May 10, 2005. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use passcode 4784368.

About Medco

Medco Health Solutions (NYSE:MHS) is a leader in managing prescription drug programs that are designed to drive down the cost of pharmacy healthcare for private and public employers, health plans, labor unions and government agencies of all sizes. Medco operates the largest mail order and Internet pharmacies and has been recognized for setting new industry benchmarks for pharmacy dispensing quality. Medco, ranked by Fortune Magazine as one of America’s “Most Admired” healthcare companies, is a Fortune 50 company with 2004 revenues of $35 billion. Medco is traded on the New York Stock Exchange under the symbol MHS. On the Net: http://www.medco.com

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the risks and uncertainties that affect our business, particularly those disclosed in the Risk Factors section of the Company’s Annual Report on Form 10–K filed with the Securities and Exchange Commission (SEC File No. 1-31312). Those risk factors include:

•	Competition in the PBM industry and in the healthcare industry generally;

•	Our ability to obtain new clients and the possible termination of, or unfavorable modification to, contracts with key clients;

•	Governmental investigations and governmental and qui tam actions filed against us;

•	Possible regulatory changes affecting pricing, rebates, discounts or other practices of pharmaceutical manufacturers;

•	Risks associated with our proposed business combination with Accredo Health, Incorporated;

•	The effect on our business and competitive position of our managed care agreement with Merck & Co., Inc.;

•	Risks associated with our indebtedness and debt service obligations;

•	Pressure on discounts and rebates from pharmaceutical manufacturers and margins in the PBM industry;

•	Liability and other claims asserted against us;

•	Developments in the healthcare industry, including the effect of increases in overall healthcare costs, changes in drug utilization and cost patterns and the introduction of new brand-name and/or generic drugs;

•	New or existing governmental regulations or legislation and changes in, or the failure to comply with, governmental regulations or legislation;

•	The possibility of a material non-cash charge to income if our recorded intangible assets are impaired or require accelerated amortization from a change in the remaining useful life; and

•	General economic and business conditions.

# # #

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except for per share data)

Table 1.

	Quarters Ended
	March 26, 2005	March 27, 2004
Product net revenues (Includes retail co-payments of $1,836 for 2005 and $1,795 for 2004)	$8,655.9	$8,826.0
Service revenues	87.4	79.9

Total net revenues	8,743.3	8,905.9

Cost of operations:
Cost of product net revenues (Includes retail co-payments of $1,836 for 2005 and $1,795 for 2004)	8,270.8	8,452.6
Cost of service revenues	25.0	32.6

Total cost of revenues	8,295.8	8,485.2

Selling, general and administrative expenses	174.9	178.9
Amortization of intangibles	45.0	45.0
Interest and other (income) expense, net	10.1	22.0

Total cost of operations	8,525.8	8,731.1

Income before provision for income taxes	217.5	174.8

Provision for income taxes	86.3	71.2

Net income	$131.2	$103.6

Basic earnings per share:
Weighted average shares outstanding	275.2	270.8
Earnings per share	$0.48	$0.38

Diluted earnings per share:
Weighted average shares outstanding	280.1	273.7
Earnings per share	$0.47	$0.38

Medco Health Solutions, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

($ in millions)

Table 2.

	March 26, 2005	December 25, 2004
ASSETS
Current assets:
Cash and cash equivalents	$1,498.6	$1,145.5
Short-term investments	65.3	65.4
Accounts receivable, net	1,453.2	1,555.4
Inventories, net	1,130.0	1,315.6
Prepaid expenses and other current assets	95.7	66.7
Deferred tax assets	180.5	171.8

Total current assets	4,423.3	4,320.4

Property and equipment, net	640.1	657.8
Goodwill	3,310.2	3,310.2
Intangible assets, net	2,095.6	2,140.6
Other noncurrent assets	87.2	112.5

Total assets	$10,556.4	$10,541.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$2,170.4	$2,162.1
Accrued expenses and other current liabilities	405.6	382.4
Current portion of long-term debt	100.0	100.0

Total current liabilities	2,676.0	2,644.5
Noncurrent liabilities:
Long-term debt, net	885.9	1,092.9
Deferred tax liabilities	1,002.2	1,030.2
Other noncurrent liabilities	62.1	54.5

Total liabilities	4,626.2	4,822.1

Total stockholders’ equity	5,930.2	5,719.4

Total liabilities and stockholders’ equity	$10,556.4	$10,541.5

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

($ in millions)

Table 3.

	Quarters Ended
	March 26, 2005	March 27, 2004
Cash flows from operating activities:
Net income	$131.2	$103.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	41.4	62.2
Amortization of intangibles	45.0	45.0
Deferred income taxes	(36.7)	0.7
Tax benefit on employee stock plans	16.7	1.3
Other	4.9	9.8
Net changes in assets and liabilities:
Accounts receivable	101.7	(269.1)
Inventories	185.6	(34.2)
Prepaid expenses and other current assets	(29.0)	18.8
Other noncurrent assets	24.0	(8.5)
Current liabilities	31.5	189.8
Other noncurrent liabilities	0.5	1.1

Net cash provided by operating activities	516.8	120.5

Cash flows from investing activities:
Capital expenditures	(23.7)	(22.7)
Purchases of securities and other investments	(0.6)	(2.9)
Proceeds from sale of securities and other investments	—	2.0

Net cash used by investing activities	(24.3)	(23.6)

Cash flows from financing activities:
Proceeds from long-term debt	—	800.0
Repayments on long-term debt	(200.0)	(900.0)
Debt issuance costs	—	(3.8)
Proceeds from employee stock plans	60.6	11.6

Net cash used by financing activities	(139.4)	(92.2)

Net increase in cash and cash equivalents	$353.1	$4.7
Cash and cash equivalents at beginning of period	$1,145.5	$638.5

Cash and cash equivalents at end of period	$1,498.6	$643.2

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for per share data and EBITDA per adjusted prescription data)

Table 4.

	Quarters Ended
	March 26, 2005	March 27, 2004
Earnings Per Share Reconciliation:
Net income per diluted share	$0.47	$0.38
Adjustment for the amortization of intangible assets	0.10	0.10

Adjusted net income per diluted share	$0.57	$0.48

Table 5.
	Quarters Ended
	March 26, 2005	March 27, 2004
EBITDA Reconciliation:
Net income	$131.2	$103.6
Add (deduct):
Interest and other (income) expense, net (1)	10.1	22.0
Provision for income taxes	86.3	71.2
Depreciation expense	41.4	62.2
Amortization expense	45.0	45.0

EBITDA	$314.0	$304.0

Claims Detail:
Prescriptions administered
Mail order	20.9	21.3
Retail	110.0	108.8

Total	130.9	130.1

Adjusted prescriptions (2)	172.7	172.7

EBITDA per adjusted prescription	$1.82	$1.76

(1)	Includes a one-time write-off of deferred debt issuance costs amounting to $5.5 million in the first quarter of 2004 associated with the debt refinancing and $0.7 million in the first quarter of 2005 associated with accelerated term loan payments.
(2)	Estimated adjusted prescription volume equals mail order prescriptions multiplied by 3, plus retail prescriptions. The mail order prescriptions are multiplied by 3 to adjust for the fact that mail order prescriptions include approximately 3 times the amount of product days supplied compared with retail prescriptions.

Table 6.

	Full Year Ended December 31, 2005
	Low End	High End
Earnings Per Share Guidance Reconciliation:
Estimated net income per diluted share	$1.94	$2.03
Estimated adjustment for the amortization of intangible assets	0.39	0.39

Estimated adjusted net income per diluted share	$2.33	$2.42

Table 7.
	March 26, 2005	March 27, 2004
Balance Sheet Debt:
Term loans	$500.0	$800.0
Senior notes	496.4	496.2
Fair value adjustment of notes	(10.5)	0.4

Total debt	$985.9	$1,296.6

Note: All results exclude the impact of the announced planned acquisition of Accredo Health, Incorporated.